SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, CONSTITUTE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 UNDER SUCH ACT, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH SUCH ACT AND THE TERMS SET FORTH HEREIN. ANY ATTEMPT TO TRANSFER THE SECURITIES REPRESENTED BY THIS CERTIFICATE WITHOUT COMPLIANCE WITH SUCH ACT AND THE TERMS SET FORTH HEREIN SHALL BE VOID


THIS NOTE IS EXPRESSLY SUBORDINATED TO ALL OBLIGATIONS OF THE MAKER TO PNC BANK, NATIONAL ASSOCIATION, AS AGENT FOR ITSELF AND OTHER LENDERS AS MORE SPECIFICALLY PROVIDED IN THAT CERTAIN SUBORDINATION AGREEMENT, DATED JULY 15, 1998, EXECUTED BY THE PAYEE AND MAKER IN FAVOR OF PNC BANK, NATIONAL ASSOCIATION, AS AGENT FOR ITSELF AND OTHER LENDERS.


                              TKS ACQUISITION, INC.

             NON-NEGOTIABLE CONVERTIBLE SUBORDINATED PROMISSORY NOTE


$5,000,000.00                                                     July 15, 1998


         FOR VALUE RECEIVED, the undersigned, TKS ACQUISITION, INC., a Delaware corporation with its principal office located at 8677 Logoathletic Court, Indianapolis, Indiana 46219 (hereinafter referred to as "Maker" which term includes any successor corporation), hereby promises to pay to TULTEX CORPORATION, a Virginia corporation (hereinafter referred to as "Payee" which term includes any successor corporation), on or before July 15, 2003 ("Maturity Date"), at Payee's offices located at 101 Commonwealth Boulevard, Martinsville, Virginia 24112, the principal sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00), together with simple interest in arrears at a rate per annum of seven and 2/10th (7.2%) percent, calculated on the basis of the actual days elapsed but computed as if each year consisted of 365 days.

         The principal of and all accrued but unpaid interest on this Note are due and payable as follows: (a) interest is due and payable as it accrues semi-annually in arrears on the 30th day of June and the 31st day of December each year, commencing December 31, 1998, and on the Maturity Date; and (b) the entire outstanding principal balance of this Note, together with accrued and unpaid interest, is due and payable on the Maturity Date. To the extent that any interest is not paid on or before the fifth (5th) day after it becomes due and payable, Payee may, at its option, add such accrued interest to the principal of this Note. If any payment of principal or interest on this Note is due and payable on a day other than a "business day," such payment shall be due and payable on the next succeeding business day. For purposes of this Note, the term "business day" shall mean any day excluding Saturday, Sunday, and any day on which banks in Indianapolis, Indiana are authorized by law or other governmental action to close.

         1. Prepayment. Maker may prepay all or any part of the principal or accrued interest at any time and from time to time, without premium or penalty. All partial prepayments shall be applied first to accrued and unpaid interest and then to principal.

         2. Subordination. Notwithstanding anything contained herein to the contrary, payment under this Note is expressly subordinated and subject in right of payment to any and all advances, indebtedness, liabilities, and obligations of Maker arising under that certain Revolving Credit, Term Loan and Security Agreement, dated as of July 15, 1998 (as the same may hereafter be amended, supplemented or otherwise modified from time to time, the "Bank Credit Agreement"), executed by and between Maker and PNC Bank, National Association, as agent for itself and other lenders ("Bank"), as more specifically set forth in that certain Subordination Agreement, dated as of July 15, 1998 (as the same may hereafter be amended, supplemented or otherwise modified from time to time, the "Subordination Agreement"), executed by and among Maker, Payee, and Bank. Each holder of this Note, by accepting same, agrees to and shall be bound by all the terms and conditions of this Note, including, without limitation, the subordination provisions contained herein. Maker agrees to provide Payee with its quarterly financial statements in the same format as those provided to the Bank.

         3. Default. Upon the occurrence of an Event of Default, the holder of this Note may, at its option, subject to the terms of the Subordination Agreement, declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable; provided, however, that if an Event of Default occurs pursuant to sub-clause (a) below, such accrued but unpaid interest may (in accordance with the Subordination Agreement) be added to and become principal instead.

         "Event of Default" whenever used in this Note, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (a) default in the payment of any interest upon this Note when it becomes due and payable, and continuance of such default for a period of thirty
(30) days; or

         (b) default in the payment of the principal of this Note at its maturity; or

         (c) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Maker a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement or composition of or in respect of the Maker under Federal bankruptcy laws or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Maker or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

         (d) the institution by the Maker of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it or a petition or answer or consent seeking reorganization or relief under Federal bankruptcy laws or any other applicable Federal of State law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Maker or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Maker in furtherance of any such action; or

         (e) a change in control of the Maker (a "change of control" will be deemed to have occurred in the event that (a) any person or persons acting together that would constitute a group (for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto), together with any affiliates or related persons thereof, other than any of the stockholders, and/or their affiliates or related persons, of Maker as constituted on even date herewith, shall beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision thereto) at least 50% percent of the voting stock of Maker; (b) any sale, lease or other transfer (in one transaction or a series or related transactions) by Maker or any of its subsidiaries of all or substantially all of the consolidated assets of Maker to any person, other than a wholly owned subsidiary of Maker or any of the stockholders, and/or their affiliates or related persons, of Maker as constituted on even date herewith; or (c) the stockholders of Maker approve any plan or proposal for the liquidation or dissolution of Maker); or

         (f) in the event of a qualifying initial public offering of Maker (a "qualifying initial public offering" will be deemed to have occurred at the completion of a sale of the Maker's Common Stock in which the aggregate gross proceeds equal at least $20,000,000, pursuant to a registration statement which has been filed and declared effective under the Securities Act, excluding registration statements on Form S-4, S-8 or similar limited purpose forms and also excluding registration statements relating to a bona fide debt offering that may include warrants or other similar supplemental equity securities issued to non-Affiliates of the Maker as part of an offering of units comprised of such equity security and a debt security of the Maker).

         The failure to exercise the option to accelerate the maturity of this Note or any other right, remedy, or recourse available to the Payee upon the occurrence of an Event of Default shall not constitute a waiver of the right of the Payee to exercise the same at that time or at any subsequent time with respect to such Event of Default or any other Event of Default. The rights, remedies, and recourses of the Payee, as provided in this Note, shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefor shall arise, at the sole discretion of the Payee. The acceptance by the Payee of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (a) constitute a waiver of or impair, reduce, release or extinguish any right, remedy, or recourse of the Payee, or nullify any prior exercise of any such right, remedy, or recourse; or (b) impair, reduce, release, or extinguish the obligations of Maker as provided herein.

         4. Waiver. Maker waives presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate, and agree that its liability on this Note shall not be affected by, and hereby consents to, any renewal or extension in the time of payment hereof.

         5. Interest. Regardless of any provision contained in this Note, or any other document executed or delivered in connection therewith, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the maximum rate allowed by applicable law, and, in the event that Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker.

         6. Notice. Any notice hereunder shall be in writing and shall be deemed give when delivered by hand or two (2) days after being deposited in the United States mail, postage prepaid, addressed to the Maker or Payee at the address set forth above; provided, that if either party shall have designated a different address by notice to the other, then to the last address so designated.

         7. Governing Law; Consent to Jurisdiction. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Delaware shall govern the validity, construction, enforcement and interpretation of this Note. Maker and any holder agree for any proceeding or action brought with respect to this Note shall be brought in the Federal District Court for the Southern District of Indiana or the Superior Court of Marion County, Indiana, and each party consents to being subject to the jurisdiction of such court and to have any such proceedings take place in the prescribed venue.

         8. Entire Understanding. This Note, the Subordination Agreement, and the Purchase Agreement represent the final agreement between Maker and Payee and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

         9. Non-Negotiable. Neither this Note nor any rights under this Note may be sold, transferred, pledged, assigned or otherwise disposed of by Payee, except to a successor corporation to Payee. This Note will be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

         10. Conversion Option. This Note, which may be prepaid by Maker at any time, will be non-convertible until March 31, 2001 (or upon the date which coincides with the end of Maker's fiscal quarter ending nearest to March 31,
2001) (the "Initial Convertible Date"), whereafter this Note shall be convertible only upon the terms and subject to the conditions set forth herein. In order to convert this Note, Payee must request in writing to Maker, at any time during the period (the "Initial Conversion Period") commencing on the Initial Conversion Date and ending on the later of (i) forty five (45) days thereafter, or (ii) ten (10) days after Maker delivers its quarterly financial statements to Payee for the fiscal quarter ending nearest to March 31, 2001, that this Note be converted into shares of Maker's Common Stock at the Conversion Price Per Share (as defined below) (the "Payee Notice"). Maker, at its sole option, within forty five (45) days after receiving the Payee Notice, may elect to prepay this Note in full by payment of the unpaid principal amount hereof, together with all accrued but unpaid interest. If Payee elects not to exercise its option to convert this Note during the Initial Conversion Period and Maker has not previously prepaid this Note, Payee will have the option to request conversion of the Note by delivery to Maker of a Payee Notice at any time during the period commencing on March 31, 2002 (the "Second Conversion Date") and ending on the later of (i) forty five (45) days thereafter, or (ii) ten (10) days after Maker delivers its quarterly financial statements to Payee for the fiscal quarter ending nearest to March 31, 2002 (the "Second Conversion Period"). If Payee elects not to exercise its option to convert this Note during the Initial Conversion Period or the Second Conversion Period and Maker has not previously prepaid this Note, Payee will have the option to request conversion of the Note by delivery to Maker of a Payee Notice at any time during the period commencing on March 31, 2003 (the "Third Conversion Date") and ending on the later of (i) forty five (45) days thereafter, or (ii) ten (10) days after Maker delivers its quarterly financial statements to Payee for the fiscal quarter ending nearest to March 31, 2003 (the "Third Conversion Period"). Maker will have the right, at its sole option, during the Second Conversion Period or the Third Conversion Period commencing on the date of its receipt of such

Payee Notice to convert this Note or to prepay this Note as provided herein. In any event, this Note otherwise shall become due and payable upon maturity as provided herein. If Payee exercises its option to convert and Maker does not elect to prepay this Note, Payee shall be entitled to receive upon the conversion therefor the number of shares of Maker's Common Stock determined by dividing the unpaid principal amount of this Note, together with accrued but unpaid interest, by the Conversion Price Per Share.

         For purposes of this Note, the "Conversion Price Per Share" shall mean the greater of (i) $4,886.36 per share, or (ii) a value that is determined by multiplying (a) ____ (a value that will be determined following the Closing based upon dividing the Final Purchase Price, plus $4,000,000 of transaction expenses, by the trailing twelve (12) month's EBITDA, pursuant to Schedule A, attached hereto) times (b) the trailing 12 month EBITDA of Maker (as of the quarter ending nearest to March 31 of the year Payee elects to convert) less the amount of any outstanding debt, excluding this Note, and dividing that sum by the then number of issued and outstanding shares. The parties hereto agree to execute a new promissory note with the multiple in clause (a) completed, as soon as such number is available following the Closing.

         11. Exercise of Conversion Option. If Payee exercises its option to convert and Maker does not elect to prepay this Note, no later then within thirty (30) days after the date that is forty-five (45) days after the date of delivery of the applicable Payee Notice, Payee shall surrender this Note, properly endorsed, together with payment of any applicable taxes, and Payee shall be entitled to receive, as soon as practicable thereafter, a share certificate or certificates for the number of duly authorized and validly issued, fully paid and nonassessable Common Shares into which this Note has been converted pursuant to Section 10 hereof, registered in its name.

         12. Disclosure. If Payee exercises its option to convert and Maker does not elect to prepay this Note, the Maker shall deliver to Payee such information concerning Maker as has been reasonably requested by Payee. Payee shall be provided the opportunity to review and discuss such materials and the current operations of Maker generally with its executive and financial officers, its legal counsel and its independent accountants and to ask questions and satisfy itself as to the accuracy of the information contained in such materials. Payee covenants and agrees by its acceptance hereof that it shall, prior to the conversion of this Note, confirm in writing that it is able to bear the economic risk of converting this Note into Common Stock and of holding such Common Stock.

         13. Date of Conversion. If any certificate for Common Stock is issued to the Payee, the Payee shall, for all purposes, be deemed to have become the holder of record of such shares on the Initial Convertible Date, the Second Convertible Date or the Third Convertible Date, as the case may be, irrespective of the date of issue or delivery of the share certificate(s).

         14. Representations and Deliveries Required of Payee. Payee shall not have the right to convert this Note, and Maker shall not be obligated to deliver Common Stock as provided herein, unless Payee represents and warrants, and agrees with Maker in writing (a) that the Common Stock to be delivered to it upon conversion of this Note is being acquired for its account, for investment and not with a view to or for resale or transfer in connection with the distribution thereof, and not with any present intention of distributing or reselling such Common Stock; (b) that Payee will not sell, transfer, pledge or otherwise dispose of any Common Stock unless the sale or other disposition thereof is pursuant to the terms of that certain Stockholders' Agreement executed by and among

Maker and its stockholders (the "Stockholders' Agreement"); and (c) that Payee will agree to be bound by all the other terms and conditions contained in the Stockholders' Agreement and become a party thereto.

         15. Indemnification. Payee, by its acceptance of this Note, further understands and agrees that the Common Stock to be issued upon conversion hereof will be issued by Maker in reliance on an exemption from registration. Payee further acknowledges and confirms that it is fully informed as to the applicable limitations regarding the resale of the Common Stock to be issued hereunder. Consequently, Payee agrees to indemnify and hold Maker harmless against any and all loss, liability, claim, damage and expense (including reasonable attorneys' fees and court costs) whatsoever arising out of any private or governmental litigation, commenced or threatened, or claim against Maker based upon Payee's proposed or actual resale or transfer of such Common Stock in violation of the representations and warranties and agreements contained herein.

         16. Payee Has No Rights as Stockholder. Payee shall not, by reason of the ownership or possession of this Note, have the right to receive dividends, to vote, or to exercise any other rights whatsoever as a stockholder of the Maker.

         17. Severability. If any provision of this Note or the application thereof to any person or circumstance should, for any reason and to any extent, be invalid or unenforceable, the remainder of this Note and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

         IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first written above.

                                                  MAKER:

                                                  TKS ACQUISITION, INC.


                                                  By:__________________________
                                                   Thomas K. Shine, President
Acknowledged and Agreed as of
the date first written above.

PAYEE:

TULTEX CORPORATION


By: ____________________

Its: ____________________